EXHIBIT 99.1

News
For Immediate Release

4 Landmark Square Suite 400 Stamford, CT 06901 Telephone: (203) 975-7110 Fax: (203) 975-7902

Contact: Robert B. Lewis (203) 406-3160

SILGAN MERGER AGREEMENT WITH
GRAHAM PACKAGING HAS BEEN TERMINATED

STAMFORD, CT, June 17, 2011 – Silgan Holdings Inc. (Nasdaq: SLGN), a leading supplier of rigid consumer goods packaging products, announced today that its period to negotiate with Graham Packaging Company Inc. (NYSE: GRM) to make adjustments to its merger agreement has expired and the parties did not reach agreement.

Graham Packaging Company Inc. has notified Silgan that its board of directors has withdrawn its recommendation for the Silgan merger agreement and the Silgan merger agreement has been terminated.  Accordingly, Silgan is entitled to a termination fee of $39.5 million pursuant to the merger agreement.

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Silgan Holdings is a leading manufacturer of consumer goods packaging products with annual net sales of approximately $3.1 billion in 2010. Silgan operates 83 manufacturing facilities in North and South America, Europe and Asia. Silgan is a leading supplier of metal containers in North America and Europe, and a leading worldwide supplier of metal, composite and plastic vacuum closures for food and beverage products. In addition, Silgan is a leading supplier of plastic containers for personal care products in North America.

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